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                                                                  EXHIBIT 99


SIBONEY CORPORATION ANNOUNCES RESULTS FOR SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2003

ST. LOUIS--(BUSINESS WIRE)--July 31, 2003--Siboney Corporation (OTCBB:SBON -
News) announced today results of operations for the second quarter and six-month period ended June 30, 2003.

Revenues for the second quarter ended June 30, 2003 were $3,335,929, an increase of $262,338 or 8.5% compared to $3,073,591 in the second quarter of 2002. Net income for the quarter was $793,027 compared to $491,079 reported for the second quarter of 2002, representing an increase of $301,948 or 61%.

For the six months ended June 30, 2003, the Company reported that revenues were $4,865,357, a decrease of $76,464 or 1.6% compared to $4,941,821 reported for the first six months of 2002. Net income for the six-month period was $551,041, an increase of $14,901 or 2.8% from net income of $536,140 reported for the first six months of 2002.

Bodie Marx, President, commented: "We just completed a very strong quarter in what continues to be a difficult school funding environment. Our Orchard for Your State product line led the way and accounted for almost 70% of our total sales during the second quarter. Its state-specific assessment followed by research-based and targeted instruction for students in grades K-12 continues to respond to the tough federal mandates for accountability and student performance in the No Child Left Behind Act. We believe that Orchard for Your State is the right product at the right price at the right time."

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIBONEY CORPORATION

FINANCIAL HIGHLIGHTS


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
                      SIX MONTHS ENDED           THREE MONTHS ENDED

                June 30, 2003 June 30, 2002 June 30, 2003 June 30, 2002
Revenues         $ 4,865,357   $ 4,941,821   $ 3,335,929   $ 3,073,591

Cost of
 Product
 Sales           $ 1,007,966   $ 1,066,698   $   629,832   $   634,477

Selling,
 General &
 Administrative
 Expenses        $ 2,942,780   $ 2,940,897   $ 1,406,802   $ 1,555,738

Income from
 Operations      $   914,611   $   934,226   $ 1,299,295   $   883,376

Income Tax
 Expense         $   350,000   $   371,000   $   500,000   $   371,000

Net Income       $   551,041   $   536,140   $   793,027   $   491,079



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Earnings per
 Common
 Share -
 Basic           $      0.03   $      0.03   $      0.05   $      0.03

Earnings per
 Common
 Share -
 Diluted         $      0.03   $      0.03   $      0.05   $      0.03

Weighted
 Average
 Number
 of Common
 Shares
 Outstanding
 - Basic          17,094,701    16,775,717    17,300,454    16,782,671

Weighted
 Average
 Number
 of Common
 Shares
 Outstanding
 - Diluted        17,525,478    17,495,827    17,474,213    17,467,924

Total
 Assets          $ 6,582,881   $ 6,091,596   $ 6,582,881   $ 6,091,596
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Contact:
     Siboney Corporation, St. Louis
     Bodie Marx, 314-909-1670 ext. 110



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